Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Marlene Wechselblatt
212.373.6037.
mwechselblatt@golinharris.com

COBRA ELECTRONICS REPORTS FIRST QUARTER RESULTS

CHICAGO, IL – APRIL 29, 2005 – Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications products, today announced results for its first quarter ended March 31, 2005.

For the quarter, Cobra reported net income, after accounting for certain non-operating gains, of $5.7 million, or $.86 per diluted share, compared to a net loss of $564,000, or $.09 per diluted share, in the first quarter of 2004. Absent these one-time events, the company would have had a net loss of $1.4 million or $.21 per diluted share. Net sales declined to $19.3 million from $22.7 million in the prior year. Gross margin for the first quarter was 21.7 percent, compared to 22.7 percent in the first quarter of 2004. Selling, general and administrative expenses were $6.3 million, as compared to $5.9 million in the first quarter of 2004.

“Cobra’s greater first quarter loss on an operating basis reflects the increased seasonality of our business as well as the shift to the second quarter of new product reset shipments to one of our larger customers,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Additionally, sales were affected by retailers coming out of the holiday season with excess inventory in certain categories. In particular, some of our larger customers overestimated the demand for mobile navigation in the fourth quarter and sought assistance from manufacturers to reduce this inventory prior to the end of their fiscal year in the form of discounts and product returns. In response, Cobra implemented several programs to assist them. While these actions were detrimental in the short term, adversely impacting both sales and gross margins, we believe that benefits to Cobra will be realized later this year and beyond as the competitive environment for mobile navigation products increases along with the demand for retail shelf space.”

Cobra First Quarter Results– 2

Selling, general and administrative expenses increased from the prior year, primarily as a result of expenses associated with the company’s new ERP system and for consulting expenses as Cobra prepares to comply with Section 404 of the Sarbanes-Oxley Act.

During the first quarter, Cobra recorded a gain associated with the payment of a death benefit from life insurance maintained by the company to fund a deferred compensation program for a former executive of the company, Jerry Kalov. The company maintains insurance policies on the lives of certain current and former senior executives to provide a mechanism to pay retirement benefits under deferred compensation plans and recoup the cost through death benefits. The gain on the insurance associated with Mr. Kalov’s deferred compensation program was $7.2 million and is non-taxable but subject to the alternative minimum tax.

Cobra also recorded a gain from the sale of unimproved property located adjacent to its office and warehouse facility in Chicago. The property sale resulted in a pretax gain of $1.9 million.

Cobra maintained its strong balance sheet position during the first quarter. The company had no interest-bearing debt as of March 31, 2005, the same position as one year earlier, and $6.0 million in cash, as compared to $7.8 million one year earlier. Inventory increased to $22.5 million from $19.4 million the prior year, as Cobra prepared to ship product for the seasonal new product resets. Accounts receivable at the end of the quarter decreased to $16.2 million from $17.9 million as a result of the decline in sales and fewer days sales outstanding. Net book value per share on March 31, 2005 increased to $10.17 from $8.86 one year ago.

Mr. Bazet discussed the likely use of proceeds associated with these one-time events, noting “Cobra is actively seeking strategic acquisitions, recognizing that we have tremendous marketing and distribution capabilities that can be leveraged with additional products. This cash balance provides greater flexibility in pursuing such acquisitions and would permit Cobra to avoid excessive debt upon completing a transaction. Therefore, our Board of Directors has carefully reviewed the current situation and has agreed that the company should maintain this cash for these reasons.” Additionally, Mr. Bazet noted that there are certain obligations associated with the Company’s deferred compensation program that may need to be funded out of these proceeds.

Mr. Bazet also provided the company’s outlook for the second quarter of 2005 and reaffirmed the guidance provided previously for the year. “We are still confident that Cobra, absent the effects of the one-time events from the first quarter, will achieve both higher revenues and earnings in 2005 than in 2004 as new product lines, as well as our legacy product lines, contribute to sales and earnings. For the second quarter, we anticipate that sales are likely to be greater than those of the second quarter of 2004, while earnings are likely to be approximately the same. In spite of the challenges of the first quarter, we remain enthusiastic regarding the outlook for our mobile navigation systems. As we announced previously, Cobra will be introducing three new mobile navigation products in the fourth quarter of 2005, including one with traffic information for more than 50 metropolitan areas. Marine products are also forecasted to show improvement as we penetrate new retailers. Our other categories, including two-way radio and radar detection, are showing strength, as well, and are expected to contribute to a strong year.”

Cobra First Quarter Results– 3

Cobra will be conducting a conference call on April 29, 2005 at 11:00 a.m. EDT to discuss first quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global manufacturer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets over the last several months. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra First Quarter Results– 4

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31, 2005	March 31, 2004(1)
Net sales	$19,290	$22,666
Cost of sales	15,107	17,525

Gross profit	4,183	5,141
Selling, general and administrative expenses	6,331	5,919

Operating loss	(2,148)	(778)
Other income (expense):
Interest expense	(25)	(29)
Other, net	9,121	(78	)(1)

Income (loss) before taxes	6,948	(885)
Tax provision (benefit)	1,281	(321	)(1)

Net income (loss)	$5,667	$(564)

Net income (loss) per common share:
Basic	$0.88	$(0.09)
Diluted	$0.86	$(0.09)

Weighted average shares outstanding:
Basic	6,445	6,423
Diluted	6,569	6,630

(1)	Other expense and tax benefit for the three months ended March 31, 2004 increased by $34,000 and $12,000, respectively, to comply with GAAP requirements for Cobra’s step by step prorated share of Horizon’s net loss under the Equity Method of Accounting adopted as of the first quarter 2005.

Cobra First Quarter Results– 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2005	December 31, 2004 (1)	March 31, 2004 (1)
ASSETS:
Current assets:
Cash	$5,983	$2,600	$7,753
Accounts receivable, net	16,208	27,181	17,947
Inventories, net	22,540	19,551	19,445
Other current assets	22,706	10,887	8,677	(1)

Total current assets	67,437	60,219	53,822

Net property, plant and equipment	6,737	6,795	6,816

Total other assets	11,436	15,206	14,336

Total assets	$85,610	$82,220	$74,974

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$5,187	$4,785	$4,223
Accrued liabilities	5,950	8,307	4,534	(1)

Total current liabilities	11,137	13,092	8,757

Non-current liabilities:
Deferred taxes	2,788	3,206	3,836
Deferred compensation	5,774	5,564	4,779
Other long-term liabilities	396	399	490

Total non-current liabilities	8,958	9,169	9,105

Total shareholders’ equity	65,515	59,959	57,112	(1)

Total liabilities and shareholders’ equity	$85,610	$82,220	$74,974

(1)	Other current assets, accrued liabilities and retained earnings as of December 31, 2004 decreased by $274,000, $106,000 and $168,000 respectively, and also decreased as of March 31, 2004 by $99,000, $38,000 and $61,000, respectively, to comply with GAAP requirements for Cobra’s step by step prorated share of Horizon’s net loss under the Equity Method of Accounting adopted as of the first quarter 2005.

Cobra First Quarter Results– 6

Reconciliation of Proforma Net Loss to GAAP Pretax Income

(Dollars in Thousands)

Pretax Income	$6,948
Gain on Insurance	(7,244)
Gain on Sale of Land	(1,916)

Adjusted Pretax Loss	(2,212)
Tax Benefit	(856)

Net Loss	$(1,356)

Note: Management believes that presentation of the pro forma net loss provides a useful basis for comparison of first quarter 2005 results to prior periods.